EXHIBIT 99.1

Stamps.com Investor Contact: Jamie Harper VP Finance & Investor Relations (310) 482-5830 http://investor.stamps.com	Press Contact: Dena Cook Brew PR (310) 600-7160 dena@brewpr.com

STAMPS.COM ANNOUNCES SECOND QUARTER 2007 RESULTS

Q2 Total Revenue of $21.4 million with Q2 PhotoStamps Revenue up 24%

Q2 GAAP Net Income of $2.8 million and Non-GAAP Q2 Diluted Earnings Per Share excluding Stock-Based Compensation Expense of $0.16

LOS ANGELES - July 26, 2007 - Stamps.com® Inc. (Nasdaq: STMP) today announced results for the second quarter ended June 30, 2007.

For the second quarter:

•	Total revenue was $21.4 million, an increase of 6% versus the second quarter of 2006.

•	Total PC Postage® business revenue (excluding only the PhotoStamps® business) was $16.8 million, an increase of 2% for that business versus the second quarter of 2006.

•
PC Postage business subscription revenue was $13.5 million and online store revenue was $2.5 million, down 1% and up 24%, respectively, versus the second quarter of 2006. Insurance fees, licensing fees, and other revenue contributed an additional $0.8 million.

•	Total gross margin was 69.9% versus 72.6% in the second quarter of 2006.

•	PC Postage business gross margin was 79.8% versus 80.8% in the second quarter of 2006, and PhotoStamps gross margin was 34.0% versus 36.5% in the same quarter last year.

•	Approximately 291 thousand sheets of PhotoStamps were shipped in the quarter, resulting in $4.6 million total second quarter PhotoStamps revenue, an increase of 24% versus the second quarter of 2006.

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GAAP net income was $2.8 million, or $0.13 per fully diluted share, including approximately $0.63 million of stock-based compensation expense related to the Company’s adoption of FASB Statement 123R that began in the first quarter of 2006.

•	Excluding the FASB Statement 123R expenses, non-GAAP net income per fully diluted share was $0.16, a decrease of 20% versus 2006 second quarter non-GAAP net income per fully diluted share of $0.20.

“We continued to make a heavy investment during the second quarter in marketing our PC Postage service, and that investment brought pressure on our second quarter earnings,” said Ken McBride, Stamps.com president and CEO. “We believe the results to date of our scaled up PC Postage marketing activity are positive, and we plan to continue to make a large investment for the remainder of fiscal 2007. For PhotoStamps, we were pleased to see the strong growth versus last year, especially in the business area.”

Second Quarter 2007 Detailed Results

Stamps.com reported 2007 second quarter GAAP net income of $2.80 million, including approximately $0.63 million, or approximately $0.03 per fully diluted share, of stock-based compensation expense related to the Company’s adoption of FASB Statement 123R that began during the first quarter of 2006. On a per share basis, total 2007 second quarter GAAP net income was $0.13 based on fully diluted shares outstanding of 21.7 million. The $0.63 million stock-based compensation expense was allocated among cost of sales, sales and marketing, research and development, and general and administrative categories, based on individual employee or Board of Directors costs and positions, as shown in the following table.

All amounts in millions of dollars except per share or margin data:	Non-GAAP Amounts Excluding 123R	FASB 123R Related Costs	GAAP Amounts as Reported

Cost of Sales	$6.38	$0.07	$6.45
Research & Development	$1.95	$0.12	$2.08
Sales & Marketing	$7.84	$0.08	$7.93
General & Administrative	$2.87	$0.35	$3.22
Total Expenses	$17.63	$0.63	$19.67

Total gross margin	70.2%	(0.3%)	69.9%

Net Income	$3.43	($0.63)	$2.80

On a diluted per share basis	$0.16	($0.03)	$0.13

Shares used in per share calculation	21,742	21,742	21,742

Excluding the FASB Statement 123R expense, 2007 second quarter non-GAAP net income was $3.43 million. On a per share basis, 2007 second quarter non-GAAP net income per fully diluted share was $0.16 based on fully diluted shares outstanding of 21.7 million. This compares to 2006 second quarter non-GAAP net income per fully diluted share excluding 123R expenses of $0.20.

PhotoStamps

During the second quarter, approximately 291 thousand sheets were shipped to customers. Since the beginning of the second market test in May 2005, approximately 2.0 million sheets, or more than 40 million individual PhotoStamps, have been shipped to customers. Total second quarter PhotoStamps revenue was $4.6 million, an increase of 24% versus revenue of $3.7 million in the second quarter of 2006. Estimated total sales and marketing expenses directly related to PhotoStamps exceeded PhotoStamps gross profits for the second quarter.

Net Operating Loss Shareholder Notice

As part of our ongoing program to preserve future use of our NOL assets, Stamps.com requests that all investors contact the Company prior to allowing their ownership interest to reach a five-percent level. Under Internal Revenue Code Section 382 rules, a change in ownership can occur whenever there is a shift in ownership by more than 50 percentage points by one or more five-percent shareholders within a three-year period. When a change of ownership is triggered, the Company’s net operating losses (NOL) asset may be impaired. We estimate that as of June 30, 2007 the Company was at approximately 30% compared with the 50% level that would trigger impairment of our NOL asset.

Business Outlook

Following the second quarter outcome for the business, Stamps.com currently expects total fiscal 2007 revenue to be $85 to $95 million. Stamps.com expects to make a large investment in PC Postage marketing this year at a level that is higher than prior expectations. Based on this, and based on first half results and trends, the Company now expects fiscal 2007 GAAP net income per share to be $0.48 to $0.58, including approximately $2.7 million of stock-based compensation expense related to the Company’s adoption of FASB Statement 123R that began in fiscal 2006. Excluding the FASB Statement 123R expenses, non-GAAP fiscal 2007 net income per fully diluted share is expected to be $0.60 to $0.70.

Resignation of Chief Accounting Officer

Stamps.com today announced that Jamie Harper, vice president of finance and chief accounting officer, has decided to leave the Company to become chief financial officer of an early stage company. Mr. Harper's departure is not related to any disagreement with senior management or with Stamps.com's accounting or operating policies. Chief Financial Officer Kyle Huebner will assume Mr. Harper’s duties, and Mr. Harper will continue with the Company through August 8, 2007 to ensure an orderly transition of his responsibilities.

Share Repurchase Programs

On November 3, 2006 Stamps.com Inc.'s Board of Directors approved a one-year share repurchase program (the “November 2006 Program”) authorizing the Company to purchase up to $20 million of Stamps.com stock as market and business conditions warrant. During the second quarter of 2007 the Company purchased approximately 581 thousand shares for a total amount of $8.0 million under the November 2006 Program. A total amount of $20.0 million has now been purchased under the November 2006 Program.

On February 8, 2007, Stamps.com Inc.'s Board of Directors approved an additional share repurchase program (the “February 2007 Program”) authorizing the Company to purchase up to $20 million of Stamps.com stock once the November 2006 Program was completed, and as market and business conditions warrant. During the second quarter of 2007 the Company purchased approximately 430 thousand shares for a total amount of $6.0 million under the February 2007 Program.

Through the November 2006 Program and the February 2007 Program, the Company repurchased a combined total of 1.0 million shares at a total amount of $14.0 million during the second quarter of 2007. Over the past year, from the third quarter of 2006 through the second quarter of 2007, the Company has repurchased a combined total of 3.0 million shares for a total amount of $46.0 million.

Share purchases may be made from time to time on the open market or in negotiated transactions in compliance with Rule 10b-18 of the United States Securities and Exchange Commission. The Company's purchase of any of its shares is subject to limitations that may be imposed on such purchases by applicable securities laws and regulations and the rules of the Nasdaq Stock Market. Purchases may be made in the open market, or in privately negotiated transactions from time to time at the Company's discretion. The timing of purchases, if any, and the number of shares to be bought at any one time will depend on market conditions.

Company Customer Metrics

A complete set of the quarterly customer metrics for the past two fiscal years and through the current quarter is available currently at http://investor.stamps.com (under a tab on the left side called Company Metrics, Current Metrics).

Quarterly Conference Call

The Stamps.com financial results conference call will be Web cast today at 5:00 p.m. Eastern Time and may be accessed at http://investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the Web cast, a replay of the call will be available at the same website.

About Stamps.com and PhotoStamps

Stamps.com (Nasdaq: STMP) is a leading provider of Internet-based postage services. Stamps.com (www.stamps.com) enables small businesses, enterprises, and consumers to print U.S. Postal Service-approved postage with just a PC, printer and Internet connection, right from their home or office. The Company targets its services to small businesses and home offices, and currently has partnerships with companies including Microsoft, CompUSA, EarthLink, HP, NCR, Office Depot, Vendio and the U.S. Postal Service.

PhotoStamps (www.photostamps.com) is a patented Stamps.com product that couples the technology of PC Postage with the simplicity of a web-based image upload and order process. Since launching PhotoStamps for the second market test in May 2005, more than 40 million individual PhotoStamps have been shipped to customers. PhotoStamps is currently available under authorization of the U.S. Postal Service for its fourth phase market test with an authorization through May 16, 2008.

Non-GAAP Measures

To supplement the Company’s condensed financial statements presented in accordance with GAAP, Stamps.com uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, and non-GAAP gross margin. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and the Company’s prospects for the future and provide further information about the impact of the adoption of the new accounting standard FAS 123R. The Company believes the non-GAAP measures that exclude stock-based compensation enhance the comparability of results against prior periods. These measures should be considered in addition to results prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results. Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the financial tables included on page 2 of this press release.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements about our anticipated results and our PhotoStamps spend that involve risks and uncertainties. Important factors, including the Company's ability to complete and ship its products, maintain desirable economics for its products and obtain or maintain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by STAMPS.COM, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. STAMPS.COM undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, the Stamps.com logo and PhotoStamps are trademarks or registered trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.

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STAMPS.COM INC.

STATEMENTS OF OPERATIONS
(in thousands, except per share data: unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2007	2006	2007	2006
Revenues:
Service	$13,506	$13,628	$27,167	$27,085
PhotoStamps	4,635	3,747	7,811	7,607
Product	2,457	1,980	4,815	4,373
Other	809	805	1,636	1,637
Total revenues	21,407	20,160	41,429	40,702

Cost of revenues:
Service	2,411	2,353	4,754	4,940
PhotoStamps	3,058	2,378	5,141	4,799
Product	839	628	1,638	1,381
Other	137	169	278	339
Total cost of revenues	6,445	5,528	11,811	11,459
Gross profit	14,962	14,632	29,618	29,243

Operating expenses:
Sales and marketing	7,926	6,446	15,757	13,270
Research and development	2,077	2,159	4,222	4,498
General and administrative	3,218	3,213	5,965	6,371
Total operating expenses	13,221	11,818	25,944	24,139
Income from operations	1,741	2,814	3,674	5,104

Other income, net:
Interest income	1,174	1,399	2,387	2,478
Total other income, net	1,174	1,399	2,387	2,478

Pre-tax income	2,915	4,213	6,061	7,582
Provision for income taxes	115	53	207	65

Net income	$2,800	$4,160	$5,854	$7,517
Net income per share:
Basic	$0.13	$0.18	$0.27	$0.32
Diluted	$0.13	$0.17	$0.27	$0.31

Weighted average shares outstanding:
Basic	21,352	23,601	21,610	23,435
Diluted	21,742	24,561	22,034	24,474

STAMPS.COM INC.

CONDENSED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2007	2006

ASSETS
Cash and investments	$94,144	$106,074
Trade accounts receivable	2,380	2,365
Other accounts receivable	451	671
Other current assets	2,290	2,095
Property and equipment, net	4,539	5,084
Intangible assets, net	1,412	1,956
Other assets	3,685	3,305
Total assets	$108,901	$121,550

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses	$9,595	$11,015
Total liabilities	9,595	11,015

Stockholders' equity:
Common stock	47	47
Additional paid-in capital	620,805	618,664
Treasury Stock	(49,737)	(30,429)
Accumulated deficit	(471,367)	(477,221)
Unrealized loss on investments	(442)	(526)
Total stockholders' equity	99,306	110,535
Total liabilities and stockholders' equity	$108,901	$121,550